KELSO TECHNOLOGIES INC.

Consolidated Financial Statements
For the four months ended December 31, 2012 and the year ended August 31, 2012
(Expressed in US Dollars)

INDEPENDENT AUDITORS’ REPORT

TO THE DIRECTORS AND SHAREHOLDERS OF KELSO TECHNOLOGIES INC.

We have audited the accompanying consolidated financial statements of Kelso Technologies Inc., which comprise the statements of financial position as at December 31, 2012 and August 31, 2012, and the statements of operations and comprehensive loss, changes in equity and cash flows for the four months ended December 31, 2012 and the year ended August 31, 2012, and a summary of significant accounting policies and other explanatory information.

Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Kelso Technologies Inc. as at December 31, 2012 and August 31, 2012, and its financial performance and its cash flows for the four months ended December 31, 2012 and the year ended August 31, 2012 in accordance with International Financial Reporting Standards.

Chartered Accountants

Vancouver, British Columbia
April 4, 2013

Kelso Technologies Inc.
Consolidated Statements of Financial Position
(Expressed in US Dollars)

	December 31,	August 31,
	2012	2012

Assets
Current
Cash	$1,421,053	$2,582
Accounts receivable	1,016,129	877,526
HST receivable	39,649	26,577
Prepaid expenses	88,506	82,999
Inventory (Note 7)	1,188,467	1,196,465

	3,753,804	2,186,149
Intangible assets (Note 9)	93,464	29,472
Property and equipment (Note 8)	329,975	336,627
Deferred product costs	117,932	117,932
Deposit	24,307	19,166

	$4,319,482	$2,689,346

Liabilities
Current
Accounts payable and accrued liabilities	$270,795	$747,411
Due to related parties (Note 11)	12,247	16,362

	283,042	763,773

Shareholders’ Equity
Capital Stock (Note 10)
Common shares (Note 10 (a))	16,073,471	14,495,094
Subscriptions received (Note 10)	353,846	-
Share-based payments reserve (Note 10 (b))	1,573,179	1,405,523
Deficit	(13,964,056)	(13,975,044)

	4,036,440	1,925,573

	$4,319,482	$2,689,346

Approved on behalf of the Board:

“William Troy” (signed)
William Troy, Director

“James R. Bond” (signed”)
James R. Bond, Director

See notes to consolidated financial statements

Kelso Technologies Inc.
Consolidated Statements of Changes in Equity
For the four months ended December 31, 2012 and the year ended August 31, 2012
(Expressed in US Dollars)

	Capital Stock			Share-based
	Number		Share	payments
	of shares	Amount	subscriptions	reserve	Deficit	Total

Balance, August 31, 2011	33,006,283	$13,639,786	$919	$1,347,740	$(12,698,217)	$2,290,228
Exercise of warrants	3,553,300	818,341	(919)	-	-	817,422
Exercise of options	100,000	23,618	-	-	-	23,618
Fair value of options exercised	-	13,349	-	(13,349)	-	-
Share-based payments	-	-	-	71,132	-	71,132
Loss for the year	-	-	-	-	(1,276,827)	(1,276,827)

Balance, August 31, 2012	36,659,583	14,495,094	-	1,405,523	(13,975,044)	1,925,573
Exercise of warrants	1,336,000	472,791	-	-	-	472,791
Private placement for cash	1,995,000	1,197,000	-	-	-	1,197,000
Share issue costs	-	(91,414)	-	-	-	(91,414)
Subscriptions received	-	-	353,846	-	-	353,846
Share-based payments	-	-	-	167,656	-	167,656
Income for the period	-	-	-	-	10,988	10,988

Balance, December 31, 2012	39,990,583	$16,073,471	$353,846	$1,573,179	$(13,964,056)	$4,036,440

See notes to consolidated financial statements

Kelso Technologies Inc.
Consolidated Statements of Operations and Comprehensive Loss
For the four months ended December 31, 2012 and 2011
and the year ended August 31, 2012
(Expressed in US Dollars)

	Four months	Four months	Year
	ended	ended	ended
	December 31,	December 31,	August 31,
	2012	2011	2012
		(Unaudited)

Revenues	$2,830,778	$263,382	$2,233,807
Cost of Goods Sold	1,937,607	186,259	1,673,434

Gross Profit	893,171	77,123	560,373

Expenses
Share-based payments (Note 10 (b))	167,656	48,609	71,132
Management fees (Note 11)	146,727	127,641	392,490
Marketing	114,845	47,432	197,066
Insurance	81,724	5,424	31,397
Consulting and investor relations	74,083	80,607	212,601
Accounting and legal	66,414	28,449	97,708
Administrative salaries	58,876	75,477	146,894
Travel	41,006	28,787	100,163
Research	36,802	59,008	155,073
Office and general	32,381	51,151	132,746
Rent	29,406	36,129	117,617
License fees	11,413	2,479	21,506
Automobile	6,164	7,114	24,323
Bank charges	5,995	4,770	13,137
Telephone	5,401	5,849	17,493
Foreign exchange loss	2,282	58,524	75,587
Gain on settlement of debt	-	(14,764)	(14,764)
Amortization of patent	1,008	10,817	45,031

	882,183	663,503	1,837,200

Net Income (Loss) and Comprehensive Income (Loss) for the period	$10,988	$(586,380)	$(1,276,827)

Basic and Diluted Earnings (Loss) Per Share	$0.00	$(0.02)	$(0.04)

Weighted Average Number of Common Shares Outstanding	38,562,337	33,049,529	34,379,896

See notes to consolidated financial statements

Kelso Technologies Inc.
Consolidated Statements of Cash Flows
For the four months ended December 31, 2012 and the year ended August 31, 2012
(Expressed in US Dollars)

	Four months	Year
	ended	ended
	December 31,	August 31,
	2012	2012

Operating Activities
Net income (loss)	$10,988	$(1,276,827)
Items not involving cash
Amortization of equipment and patent	15,515	42,239
Gain on settlement of debt	-	(14,764)
Share-based payments	167,656	71,132

	194,159	(1,178,220)

Changes in non-cash working capital
Accounts receivable	(138,603)	(539,964)
HST receivable	(13,072)	65,974
Prepaid expenses and deposit	(10,648)	(40,770)
Inventory	7,998	(942,502)
Accounts payable and accrued liabilities	(476,616)	495,474
Due to related parties	(4,115)	14,126

	(635,056)	(947,662)

Cash Used in Operating Activities	(440,897)	(2,125,882)

Investing Activities
Intangible assets	(65,000)	-
Deferred product costs	-	(36,680)
Property and equipment	(7,855)	(133,830)

Cash Used in Investing Activities	(72,855)	(170,510)

Financing Activities
Issue of and subscription for common shares, net of share issue costs	1,578,377	841,040
Subscriptions received	353,846	-

Cash Provided by Financing Activities	1,932,223	841,040

Inflow (Outflow) of Cash	1,418,471	(1,455,352)
Cash, Beginning of Period	2,582	1,457,934

Cash, End of Period	$1,421,053	$2,582

Supplemental Cash Flow Information (Note 14)

See notes to consolidated financial statements

KELSO TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
For the four months ended December 31, 2012 and the year ended August 31, 2012
(Expressed in US Dollars)

1.	NATURE OF OPERATIONS

Kelso Technologies Inc. (the “Company”) designs, engineers, markets, produces and distributes various proprietary pressure relief valves and manway securement systems designed to reduce the risk of environmental harm due to non-accidental events in the transportation of hazardous commodities via railroad tank cars. The Company trades on the TSX Venture Exchange (“TSX-V”) under the symbol “KLS”, and the US over-the-counter market (“OTCQX”) under the symbol “KEOSF”. The Company’s head office is located at 7773 118A Street, Delta, British Columbia, V4C 6V1.

Effective December 31, 2012, the Company changed its fiscal year-end to December 31.

2.	CONTINUANCE OF OPERATIONS

These consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assumes that the Company will be able to continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities and commitments in the normal course of business.

The Company recorded a net income of $10,988 (year ended August 31, 2012 – loss of $1,276,827) during the four months ended December 31, 2012 and as at December 31, 2012 has an accumulated deficit of $13,964,056 (August 31, 2012 - $13,975,044) and working capital of $3,470,762 (August 31, 2012 - $1,422,376).

The application of the going concern concept is dependent upon the Company’s ability to satisfy its liabilities as they become due. The Company plans to generate the necessary resources to finance operations by way of a combination of sales of its products and issuance of equity securities through private placements.

The consolidated financial statements do not reflect adjustments to the amounts and classifications of assets and liabilities that would be necessary if the going concern assumption were not appropriate.

3.	BASIS OF PREPARATION

(a) Statement of compliance

These consolidated financial statements are prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board.

These consolidated financial statements have been prepared under the historical cost basis, except for financial instruments classified as available-for-sale (“AFS”) and fair value through profit or loss (“FVTPL”). These consolidated financial statements have been prepared using the accrual basis of accounting, except for cash flow information.

(b) Functional and presentation currency

The functional and presentation currency of the Company is the US dollar (“USD”).

KELSO TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
For the four months ended December 31, 2012 and the year ended August 31, 2012
(Expressed in US Dollars)

3.	BASIS OF PREPARATION (Continued)

	(c)	Use of estimates and judgments

The preparation of these consolidated financial statements in accordance with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant areas requiring the use of management estimates include:

(i)

The determination of the fair value of stock options and warrants using stock pricing models require the input of highly subjective assumptions, including the expected price volatility. Changes in the subjective input assumptions could materially affect the fair value estimate.

(ii)

The determination of deferred income tax assets or liabilities requires subjective assumptions regarding future income tax rates and the likelihood of utilizing tax carry-forwards. Changes in these assumptions could materially affect the recorded amounts and, therefore, do not necessarily provide certainty as to their recorded values.

		(iii)	The assessment of the Company's ability to continue as a going concern involves judgment regarding future funding available for its product development and working capital requirements.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

(d)	Approval of the consolidated financial statements

The consolidated financial statements of Kelso Technologies Inc. for the four months ended December 31, 2012 were approved and authorized for issue by the Board of Directors on April 4, 2013.

(e)	New accounting standards issued but not yet effective

IAS 27 Separate Financial Statements (2011)

This amended version of IAS 27 now only deals with the requirements for separate financial statements, which have been carried over largely unamended from IAS 27

Consolidated and Separate Financial Statements. Requirements for consolidated financial statements are now contained in IFRS 10 Consolidated Financial Statements.

Applicable to annual periods beginning on or after January 1, 2013. If early-adopted, must be adopted together with IFRS 10, IFRS 11, IFRS 12 and IAS 28 (2011).

KELSO TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
For the four months ended December 31, 2012 and the year ended August 31, 2012
(Expressed in US Dollars)

3.	BASIS OF PREPARATION (Continued)

	(e)	New accounting standards issued but not yet effective (Continued)

IAS 28 Investments in Associates and Joint Ventures (2011)

This standard supersedes IAS 28 Investments in Associates and prescribes the accounting for investments in associates and sets out the requirements for the application of the equity method when accounting for investments in associates and joint ventures.

The standard defines “significant influence” and provides guidance on how the equity method of accounting is to be applied (including exemptions from applying the equity method in some cases). It also prescribes how investments in associates and joint ventures should be tested for impairment.

Applicable to annual periods beginning on or after January 1, 2013. If early-adopted, must be adopted together with IFRS 10, IFRS 11, IFRS 12 and IAS 27 (2011).

IFRS 9 Financial Instruments (2009)

IFRS 9 introduces new requirements for classifying and measuring financial assets, as follows:

•	Debt instruments meeting both a “business model” test and a “cash flow characteristics” test are measured at amortized cost (the use of fair value is optional in some limited circumstances)
•	Investments in equity instruments can be designated as “fair value through other comprehensive income” with only dividends being recognized in profit or loss
•	All other instruments (including all derivatives) are measured at fair value with changes recognized in profit or loss
•

The concept of “embedded derivatives” does not apply to financial assets within the scope of the standard and the entire instrument must be classified and measured in accordance with the above guidelines.

This standard is only applicable if it is optionally adopted for annual periods beginning before January 1, 2015. For annual periods beginning on or after January 1, 2015, the Company must adopt IFRS 9 (2010).

IFRS 10 Consolidated Financial Statements

Requires a parent to present consolidated financial statements as those of a single economic entity, replacing the requirements previously contained in IAS 27 Consolidated and Separate Financial Statements and SIC-12 Consolidation - Special Purpose Entities.

The standard identifies the principles of control, determines how to identify whether an investor controls an investee and therefore must consolidate the investee, and sets out the principles for the preparation of consolidated financial statements.

The standard introduces a single consolidation model for all entities based on control, irrespective of the nature of the investee (i.e., whether an entity is controlled through voting rights of investors or through other contractual arrangements as is common in “special purpose entities”). Under IFRS 10, control is based on whether an investor has power over the investee, exposure, or rights, to variable returns from its involvement with the investee, and the ability to use its power over the investee to affect the amount of the returns.

KELSO TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
For the four months ended December 31, 2012 and the year ended August 31, 2012
(Expressed in US Dollars)

3.	BASIS OF PREPARATION (Continued)

	(e)	New accounting standards issued but not yet effective (Continued)

IFRS 10 Consolidated Financial Statements (continued)

Applicable to annual periods beginning on or after January 1, 2013. If early-adopted, must be adopted together with IFRS 11, IFRS 12, IAS 27 (2011) and IAS 28 (2011).

IFRS 11 Joint Arrangements

Replaces IAS 31 Interests in Joint Ventures. Requires a party to a joint arrangement to determine the type of joint arrangement in which it is involved by assessing its rights and obligations and then account for those rights and obligations in accordance with that type of joint arrangement.

Joint arrangements are either joint operations or joint ventures:

•

A joint operation is a joint arrangement whereby the parties that have joint control of the arrangement (joint operators) have rights to the assets, and obligations for the liabilities, relating to the arrangement. Joint operators recognize their assets, liabilities, revenue and expenses in relation to its interest in a joint operation (including their share of any such items arising jointly)

•

A joint venture is a joint arrangement whereby the parties that have joint control of the arrangement (joint venturers) have rights to the net assets of the arrangement. A joint venturer applies the equity method of accounting for its investment in a joint venture in accordance with IAS 28 Investments in Associates and Joint Ventures (2011). Unlike IAS 31, the use of “proportionate consolidation” to account for joint ventures is not permitted.

Applicable to annual periods beginning on or after January 1, 2013. If early-adopted, must be adopted together with IFRS 10, IFRS 12, IAS 27 (2011) and IAS 28 (2011).

IFRS 12 Disclosure of Interests in Other Entities

Requires the extensive disclosure of information that enables users of financial statements to evaluate the nature of, and risks associated with, interests in other entities and the effects of those interests on its financial position, financial performance and cash flows.

In high-level terms, the required disclosures are grouped into the following broad categories:

•	Significant judgments and assumptions - such as how control, joint control, significant influence has been determined
•	Interests in subsidiaries - including details of the structure of the group, risks associated with structured entities, changes in control, and so on
•

Interests in joint arrangements and associates - the nature, extent and financial effects of interests in joint arrangements and associates (including names, details and summarized financial information)

•

Interests in unconsolidated structured entities - information to allow an understanding of the nature and extent of interests in unconsolidated structured entities and to evaluate the nature of, and changes in, the risks associated with its interests in unconsolidated structured entities.

KELSO TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
For the four months ended December 31, 2012 and the year ended August 31, 2012
(Expressed in US Dollars)

3.	BASIS OF PREPARATION (Continued)

	(e)	New accounting standards issued but not yet effective (Continued)

IFRS 12 Disclosure of Interests in Other Entities (continued)

IFRS 12 lists specific examples and additional disclosures that further expand upon each of these disclosure objectives, and includes other guidance on the extensive disclosures required.

Applicable to annual periods beginning on or after January 1, 2013. If early-adopted, must be adopted together with IFRS 10, IFRS 11, IAS 27 (2011) and IAS 28 (2011).

IFRS 13 Fair Value Measurement

Replaces the guidance on fair value measurement in existing IFRS accounting literature with a single standard.

This IFRS defines fair value, provides guidance on how to determine fair value and requires disclosures about fair value measurements. However, IFRS 13 does not change the requirements regarding which items should be measured or disclosed at fair value.

IFRS 13 applies when another IFRS requires or permits fair value measurements or disclosures about fair value measurements (and measurements, such as fair value less costs to sell, based on fair value or disclosures about those measurements). With some exceptions, the standard requires entities to classify these measurements into a “fair value hierarchy” based on the nature of the inputs:

•	Level 1 - quoted prices in active markets for identical assets or liabilities that the entity can access at the measurement date
•	Level 2 - inputs other than quoted market prices included within Level 1 that are observable for the asset or liability, either directly or indirectly
•	Level 3 - unobservable inputs for the asset or liability

Entities are required to make various disclosures depending upon the nature of the fair value measurement (e.g., whether it is recognized in the financial statements or merely disclosed) and the level in which it is classified.

Applicable to annual periods beginning on or after January 1, 2013.

Disclosures — Offsetting Financial Assets and Financial Liabilities (Amendments to IFRS 7)

Amends the disclosure requirements in IFRS 7 Financial Instruments: Disclosures to require information about all recognized financial instruments that are set-off in accordance with paragraph 42 of IAS 32 Financial Instruments: Presentation.

The amendments also require disclosure of information about recognized financial instruments subject to enforceable master netting arrangements and similar agreements even if they are not set off under IAS 32.

Applicable to annual periods beginning on or after January 1, 2013 and interim periods within those periods.

KELSO TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
For the four months ended December 31, 2012 and the year ended August 31, 2012
(Expressed in US Dollars)

3.	BASIS OF PREPARATION (Continued)

	(e)	New accounting standards issued but not yet effective (Continued)

Offsetting Financial Assets and Financial Liabilities (Amendments to IAS 32)

Amends IAS 32 Financial Instruments: Presentation to clarify certain aspects because of diversity in application of the requirements on offsetting, focused on four main areas:

•	the meaning of “currently has a legally enforceable right of set-off”
•	the application of simultaneous realization and settlement
•	the offsetting of collateral amounts
•	the unit of account for applying the offsetting requirements.

Applicable to annual periods beginning on or after January 1, 2014.

Consolidated Financial Statements, Joint Arrangements and Disclosure of Interests in Other Entities: Transition Guidance

Amends IFRS 10, IFRS 11 and IFRS 12 to provide additional transition relief by limiting the requirement to provide adjusted comparative information to only the preceding comparative period. Also, amendments to IFRS 11 and IFRS 12 eliminate the requirement to provide comparative information for periods prior to the immediately preceding period.

4.	SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies.

	(a)	Basis of presentation and consolidation

The consolidated financial statements include the accounts of the Company and its integrated wholly-owned subsidiaries, Kelso Technologies (USA) Inc. and Kelso Innovative Solutions Inc., both are Nevada, USA, corporations. Intercompany transactions and balances have been eliminated.

	(b)	Property and equipment

Property and equipment are stated at cost less accumulated amortization. Leasehold improvements are amortized on a straight-line basis over the lease term. Amortization is calculated over the estimated useful life of the property and equipment on a declining- balance basis at the following rates:

Building	– 4%
Leasehold improvements	– 20%
Production equipment	– 20%
Vehicles	– 30%

In the year of acquisition, amortization is recorded based on one-half of annual amortization.

KELSO TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
For the four months ended December 31, 2012 and the year ended August 31, 2012
(Expressed in US Dollars)

4.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	(c)	Research and development

Research costs are expensed as incurred. Product and technology development costs, which meet the criteria for deferral and are expected to provide future benefits with reasonable certainty are deferred and amortized over the estimated life of the products or technology. In 2011, the Company commenced deferring development costs associated with the manway securement systems. In the year of deferral of product costs, the Company does not record amortization.

	(d)	Intangible assets

The Company’s intangible assets include manway patents and eduction tube line rights with a finite useful life. The patents are capitalized and amortized on a straight-line basis over their thirteen year protective term. The rights are capitalized and amortized on a straight-line basis over their two year useful life. Intangible assets are tested for impairment on an annual basis or when events occur that may indicate impairment. If there are indications of impairment, the unamortized balance is charged to operations in the period.

	(e)	Revenue recognition

Revenues are recognized when the risks and rewards of ownership have passed to the customer based on the terms of the sale, collection of the relevant receivable is probable, evidence of an arrangement exists and the sales price is fixed or determinable. Risk and rewards of ownership pass to the customer upon shipment or upon invoicing depending on the agreement with the customer. Provisions for sales discounts, returns and miscellaneous claims from customers are made at the time of sale.

	(f)	Inventory

Inventory components include raw materials and supplies used to assemble valves and manway covers, as well as finished valves and manway covers. All inventories are recorded at the lower of cost and net realizable value on a first-in, first-out basis. The stated value of all inventories includes raw materials and supplies purchase and assembly costs, and attributable overhead and amortization. A regular review is undertaken to determine the extent of any provision for obsolescence.

	(g)	Income taxes

Income tax expense, consisting of current and deferred tax expense, is recognized in the consolidated statements of operations. Current tax expense is the expected tax payable on the taxable income for the period, using tax rates enacted or substantively enacted at period-end, adjusted for amendments to tax payable with regard to previous years.

Deferred tax assets and liabilities and the related deferred income tax expense or recovery are recognized for deferred tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that substantive enactment occurs.

KELSO TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
For the four months ended December 31, 2012 and the year ended August 31, 2012
(Expressed in US Dollars)

4.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	(g)	Income taxes (Continued)

A deferred tax asset is recognized to the extent that it is probable that future taxable profits will be available against which the asset can be utilized. To the extent that the Company does not consider it probable that a deferred tax asset will be recovered, the deferred tax asset is reduced. Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

	(h)	Foreign currency translation

The accounts of foreign operations are translated into USD as follows:

(i)	Monetary assets and liabilities, at the rate of exchange in effect at the consolidated statement of financial position date;

(ii)	Non-monetary assets and liabilities, at the exchange rates prevailing at the time of the acquisition of the assets or assumption of the liabilities; and

(iii)	Revenue and expense items (excluding amortization, which is translated at the same rate as the related asset), at the rate of exchange prevailing at the transaction date.

Gains and losses arising from translation of foreign currency are included in the determination of net loss.

(i)	Earnings (loss) per share

The Company presents basic earnings (loss) per share data for its common shares, calculated by dividing the earnings/loss attributable to common shareholders of the Company by the weighted average number of shares outstanding during the period. The Company uses the treasury stock method for calculating diluted earnings (loss) per share. Under this method the dilutive effect on earnings per share is calculated on the use of the proceeds that could be obtained upon exercise of options, warrants and similar instruments. It assumes that the proceeds of such exercise would be used to purchase common shares at the average market price during the period. However, the calculation of diluted loss per share excludes the effects of various conversions and exercise of options and warrants that would be anti-dilutive.

(j)	Share-based payments

The Company grants share options to acquire common shares of the Company to directors, officers, employees and consultants. The fair value of share-based payments to employees is measured at grant date, using the Black-Scholes option pricing model, and is recognized over the vesting period for employees using the graded vesting method. Fair value of share-based payments for non-employees is recognized and measured at the date the goods or services are received based on the fair value of the goods or services received. If it is determined that the fair value of goods and services received cannot be reliably measured, the share-based payment is measured at the fair value of the equity instruments issued using the Black-Scholes option pricing model.

KELSO TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
For the four months ended December 31, 2012 and the year ended August 31, 2012
(Expressed in US Dollars)

4.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	(j)	Share-based payments (Continued)

For both employees and non-employees, the fair value of share-based payments is recognized as an expense with a corresponding increase in share-based payments reserve. The amount recognized as expense is adjusted to reflect the number of share options expected to vest. Consideration received on the exercise of stock options is recorded in capital stock and the related share-based payment in share-based payments reserve is transferred to capital stock.

	(k)	Capital stock

Proceeds from the exercise of stock options and warrants are recorded as capital stock in the amount for which the option or warrant enabled the holder to purchase a share in the Company. Capital stock issued for non-monetary consideration is valued at the closing market price at the date of issuance. The proceeds from the issuance of units are allocated between common shares and warrants based on the residual value method. Under this method, the proceeds are allocated first to capital stock based on the fair value of the common shares at the time the units are priced and any residual value is allocated to the warrants reserve. Consideration received for the exercise of warrants is recorded in capital stock, and any related amount recorded in warrants reserve is transferred to capital stock.

	(l)	Related party transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties.

	(m)	Financial instruments

(i) Financial assets

The Company classifies its financial assets in the following categories: FVTPL, held- to-maturity investments, loans and receivables, and AFS. The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of assets at recognition. All financial instruments are required to be measured at fair value on initial recognition. Measurement in subsequent periods is dependent upon the classification of the financial instrument.

Financial assets at fair value through profit or loss

Financial assets are classified as FVTPL when the financial asset is held-for-trading or is designated as FVTPL. A financial asset is classified as FVTPL when it has been acquired principally for the purpose of selling in the near future, it is a part of an identified portfolio of financial instruments that the Company manages and has an actual pattern of short-term profit-taking or if it is a derivative that is not designated and effective as a hedging instrument. Upon initial recognition, attributable transaction costs are recognized in profit or loss when incurred. Financial instruments at FVTPL are measured at fair value, and changes therein are recognized in profit or loss.

KELSO TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
For the four months ended December 31, 2012 and the year ended August 31, 2012
(Expressed in US Dollars)

4.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	(m)	Financial instruments (Continued)

		(i)	Financial assets (Continued)

Held-to maturity investments

Held-to-maturity financial assets are non-derivative financial assets measured at amortized cost that management has the intention and ability to hold to maturity.

Loans and receivables

Trade receivables, loans and other receivables that have fixed or determinable payments that are not quoted in an active market are classified as loans and receivables. Loans and receivables are initially recognized at the transaction value and subsequently carried at amortized cost less impairment losses. The impairment loss on receivables is based on a review of all outstanding amounts at period-end. Bad debts are written off during the year in which they are identified. Interest income is recognized by applying the effective interest rate method.

Available-for-sale financial assets

AFS financial assets are non-derivative financial assets that are either designated as AFS or not classified in any of the other financial asset categories. Changes in the fair value of AFS financial assets other than impairment losses are recognized as other comprehensive income (loss) and classified as a component of equity.

Effective interest method

The effective interest method calculates the amortized cost of a financial asset and allocates interest income over the corresponding period. The effective interest rate is the rate that discounts estimated future cash receipts over the expected life of the financial asset or, where appropriate, a shorter period, to the net carrying amount on initial recognition.

Impairment of financial assets

Financial assets, other than those at FVTPL, are assessed for indicators of impairment at each period-end. Financial assets are impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been impacted.

Objective evidence of impairment could include the following:

•	significant financial difficulty of the issuer or counterparty;
•	default or delinquency in interest or principal payments; or
•	it has become probable that the borrower will enter bankruptcy or financial reorganization.

For financial assets carried at amortized cost, the amount of the impairment is the difference between the asset’s carrying amount and the present value of the estimated future cash flows, discounted at the financial asset’s original effective interest rate.

KELSO TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
For the four months ended December 31, 2012 and the year ended August 31, 2012
(Expressed in US Dollars)

4.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

(m)	Financial instruments (Continued)

(i)	Financial assets (Continued)

The carrying amount of all financial assets, excluding trade receivables, is directly reduced by the impairment loss. The carrying amount of trade receivables is reduced through the use of an allowance account. When a trade receivable is considered uncollectible, it is written off against the allowance account. Subsequent recoveries of amounts previously written off are credited against the allowance account. Changes in the carrying amount of the allowance account are recognized in profit or loss.

With the exception of AFS equity instruments, if, in a subsequent period, the amount of the impairment loss decreases and the decrease relates to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed through profit or loss. On the date of impairment reversal, the carrying amount of the financial asset cannot exceed its amortized cost had impairment not been recognized.

(ii)	Financial liabilities

The Company classifies its financial liabilities in the following categories: as FVTPL or other financial liabilities.

Fair value through profit or loss

Financial liabilities classified as FVTPL include financial liabilities held-for-trading and financial liabilities designated upon initial recognition as FVTPL. Fair value changes on financial liabilities classified as FVTPL are recognized in profit or loss.

Other financial liabilities

Other financial liabilities are non-derivatives and are recognized initially at fair value, net of transaction costs incurred, and are subsequently stated at amortized cost using the effective interest rate method. Any difference between the amounts originally received, net of transaction costs, and the redemption value is recognized in profit or loss over the period to maturity using the effective interest method. Other financial liabilities are classified as current or non-current based on their maturity date.

Other financial liabilities are classified as current or non-current based on their maturity date. Financial liabilities include trade accounts payable, other payables, deferred credits and loans.

Derivative financial liabilities

Derivatives, including separated embedded derivatives, are classified as held-for- trading and recognized at fair value with changes in fair value recognized in profit or loss unless they are designated as effective hedging instruments.

KELSO TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
For the four months ended December 31, 2012 and the year ended August 31, 2012
(Expressed in US Dollars)

4.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

(m)	Financial instruments (Continued)

(iii)	Fair value hierarchy

Fair value measurements of financial instruments are required to be classified using a fair value hierarchy that reflects the significance of inputs used in making the measurements. The levels of the fair value hierarchy are defined as follows:

Level 1:	Quoted prices (unadjusted) in active markets for identical assets or liabilities
Level 2:	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly
Level 3:	Inputs for assets or liabilities that are not based on observable market data.

5.	CAPITAL MANAGEMENT

The Company considers its capital to be comprised of shareholders’ equity.

The Company’s objectives in managing its capital are to maintain its ability to continue as a going concern and to further develop its business. To effectively manage the Company’s capital requirements, the Company has a planning and budgeting process in place to meet its strategic goals.

Although the Company has been successful at raising funds in the past through the issuance of capital stock, it is uncertain whether it will continue this method of financing due to the current difficult market conditions.

In order to facilitate the management of its capital requirements, the Company prepares expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions. Management reviews the capital structure on a regular basis to ensure the above objectives are met. There have been no changes to the Company’s approach to capital management during the year. There are no externally-imposed restrictions on the Company’s capital.

6.	FINANCIAL INSTRUMENTS

Financial instruments are agreements between two parties that result in promises to pay or receive cash or equity instruments. The Company classifies its financial instruments as follows: cash is classified as a financial asset at FVTPL, accounts receivable is classified as loans and receivables, and due to related parties and accounts payable are classified as other financial liabilities, which are measured at amortized cost. The carrying value of these instruments approximates their fair values due to their short term to maturity.

The Company has exposure to the following risks from its use of financial instruments:

•	Credit risk;
•	Liquidity risk; and
•	Market risk.

KELSO TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
For the four months ended December 31, 2012 and the year ended August 31, 2012
(Expressed in US Dollars)

6.	FINANCIAL INSTRUMENTS (Continued)

	(a)	Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Cash is placed with a major Canadian financial institution and the Company’s concentration of credit risk for cash and maximum exposure thereto is $1,421,053 (August 31, 2012 - $2,582).

With respect to its accounts receivable, the Company assesses the credit rating of all customers and maintains provisions for potential credit losses, and any such losses to date have been within management’s expectations. The Company’s credit risk with respect to accounts receivable and maximum exposure thereto is $1,016,129 (August 31, 2012 - $877,526). The Company’s concentration of credit risk for accounts receivable with respect to Customer A (note 15) is $469,802 (August 31, 2012 - $692,364), while Customer B is $309,795 (August 31, 2012 - n/a).

	(b)	Liquidity risk

Liquidity risk is the risk that the Company will be unable to meet its financial obligations as they fall due. The Company’s approach to managing liquidity risk is to ensure, as far as possible, that it will have sufficient liquid funds to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation. At December 31, 2012, the Company has $1,421,053 (August 31, 2012 - $2,582) of cash to settle current liabilities with the following due dates: accounts payable of $270,795 (August 31, 2012 - $747,411) are due within three months and; due to related party balances of $12,247 (August 31, 2012 - $16,362) are due on demand.

	(c)	Market risk

The significant market risks to which the Company is exposed are interest rate risk and currency risk.

(i) Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows will fluctuate as a result of changes in market interest rates. The Company’s cash consists of cash held in bank accounts that earn interest at variable rates. Due to the short-term nature of this financial instrument, fluctuations in market rates of interest do not have a significant impact on the estimated fair value or future cash flows.

(ii) Currency risk

The Company is exposed to currency risk to the extent expenditures incurred or funds received and balances maintained by the Company are denominated in Canadian dollars (“CAD”). The Company does not manage currency risk through hedging or other currency management tools.

KELSO TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
For the four months ended December 31, 2012 and the year ended August 31, 2012
(Expressed in US Dollars)

6.	FINANCIAL INSTRUMENTS (Continued)

	(c)	Market risk (Continued)

		(ii)	Currency risk (Continued)

As at December 31, 2012 and August 31, 2012, the Company’s net exposure to foreign currency risk is as follows (in USD):

	December 31,	August 31,
	2012	2012

Net assets	$824,251	$49,130

Based on the above, assuming all other variables remain constant, a 1.5% weakening or strengthening of the USD against the CAD would result in approximately $13,000 (August 31, 2012 - $1,000) foreign exchange loss or gain in the consolidated statements of operations.

(iii)	Other price risk

Other price risk is the risk that the future cash flows of a financial instrument will fluctuate due to changes in market prices, other than those arising from interest rate risk or currency risk. The Company is not exposed to other price risk.

7.	INVENTORY

	December 31,	August 31,
	2012	2012

Finished goods	$476,871	$528,188
Raw materials and supplies	711,596	668,277

	$1,188,467	$1,196,465

Included in cost of goods sold is $1,512,484 (year ended August 31, 2012 - $1,159,091) of direct material costs recognized as expense.

KELSO TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
For the four months ended December 31, 2012 and the year ended August 31, 2012
(Expressed in US Dollars)

8.	PROPERTY AND EQUIPMENT

			Leasehold	Production
	Land	Building	improvements	equipment	Vehicles	Total
Cost
Balance, August 31, 2011	$12,402	$118,757	$26,180	$100,441	$-	$257,780
Additions	156	44,335	6,430	55,235	27,674	133,830
Balance, August 31, 2012	12,558	163,092	32,610	155,676	27,674	391,610
Additions	-	-	-	7,855	-	7,855
Balance, December 31, 2012	$12,558	$163,092	$32,610	$163,531	$27,674	$399,465
Accumulated Amortization
Balance, August 31, 2011	$-	$2,375	$2,618	$10,044	$-	$15,037
Charge for year	-	5,446	5,259	25,090	4,151	39,946
Balance, August 31, 2012	-	7,821	7,877	35,134	4,151	54,983
Charge for period	-	2,070	1,648	8,436	2,353	14,507
Balance, December 31, 2012	$-	$9,891	$9,525	$43,570	$6,504	$69,490
Carrying Value
August 31, 2012	$12,558	$155,271	$24,733	$120,542	$23,523	$336,627
December 31, 2012	$12,558	$153,201	$23,085	$119,961	$21,170	$329,975

Included in cost of goods sold is $14,507 (year ended August 31, 2012 - $nil) of amortization related to property and equipment.

9.	INTANGIBLE ASSETS

	Patent	Rights	Total
Cost
Balance, August 31, 2011	$40,840	$-	$40,840
Additions	-	-	-
Balance, August 31, 2012	40,840	-	40,840
Additions	-	65,000	65,000

Balance, December 31, 2012	$40,840	$65,000	$105,840

Accumulated Amortization
Balance, August 31, 2011	$6,283	$-	$6,283
Charge for year	5,085	-	5,085
Balance, August 31, 2012	11,368	-	11,368
Charge for period	1,008	-	1,008

Balance, December 31, 2012	$12,376	$-	$12,376

Carrying Value
August 31, 2012	$29,472	$-	$29,472
December 31, 2012	$28,464	$65,000	$93,464

KELSO TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
For the four months ended December 31, 2012 and the year ended August 31, 2012
(Expressed in US Dollars)

9.	INTANGIBLE ASSETS (Continued)

The Company is obligated to pay a 5% royalty from sales of their manway securement systems. During the four months ended December 31, 2012, there were no revenues from sales of the manway securement systems. The Company also holds a number of other patents, which have been fully amortized as at December 31, 2012.

On November 28, 2012, the Company signed an agreement to acquire all proprietary manufacturing rights to an eduction tube line (ETS) for $65,000. The vendor entered into a consulting agreement with the Company for a period of twenty-four months for a fee of $6,500 per month. The Company is obligated to pay a 7% royalty from sales on all ETS sold over the duration of the consulting contract. During the four months ended December 31, 2012, there were no revenues from sales of the ETS.

10.	CAPITAL STOCK

Authorized:

Unlimited Class A non-cumulative, preferred shares without par value, of which 5,000,000 are designated Class A, convertible, voting, preferred shares

Unlimited common shares without par value

Issued:

(a) Common shares

During the four months ended December 31, 2012, the Company issued 1,995,000 units pursuant to a private placement for gross proceeds of $1,197,000. Each unit consists of one common share and one-half of one share purchase warrant. One whole warrant will entitle the holder thereof to purchase one additional common share at a price of $0.80 until September 28, 2014. The Company paid $91,414 in finder’s fees and other costs.

The Company issued 1,336,000 shares for warrants exercised for gross proceeds of $472,791 (CAD $467,600). In addition, the Company received share subscriptions for the exercise of an additional 999,000 warrants for gross proceeds of $353,846 (CAD $349,650). These shares were issued subsequent to December 31, 2012.

(b) Stock options

The Company has a stock option plan (the “Plan”) available to employees, directors, officers and consultants with grants under the Plan approved from time to time by the Board of Directors. Under the Plan, the Company is authorized to issue options to purchase an aggregate of up to 10% of the Company's issued and outstanding common shares. Each option can be exercised to acquire one common share of the Company. The exercise price for an option granted under the Plan may not be less than the market price at the date of grant less a specified discount dependent on the market price.

KELSO TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
For the four months ended December 31, 2012 and the year ended August 31, 2012
(Expressed in US Dollars)

10.	CAPITAL STOCK (Continued)

	(b)	Stock options (Continued)

Options to purchase common shares have been granted to directors, employees and consultants as follows:

Exercise
Price	Expiry	December 31, 2012		August 31, 2012
(CAD)	Date	Outstanding	Exercisable	Outstanding	Exercisable

$0.70	November 8, 2012	-	-	58,213	58,213
$0.70	May 26, 2013	10,929	10,929	10,929	10,929
$0.24	December 7, 2013	250,000	250,000	250,000	250,000
$0.55	February 9, 2014	150,000	150,000	150,000	150,000
$0.65	November 25, 2014	150,000	112,500	150,000	75,000
$0.24	June 2, 2015	600,000	600,000	600,000	600,000
$0.24	October 4, 2015	554,000	554,000	554,000	554,000
$0.58	July 22, 2016	420,000	420,000	420,000	420,000
$0.58	August 25, 2016	100,000	100,000	100,000	100,000
$0.65	October 30, 2017	310,000	310,000	-	-
$0.70	October 7, 2019	28,571	28,571	28,571	28,571
		2,573,500	2,536,000	2,321,713	2,246,713

A summary of the Company’s stock options as at December 31, 2012 and August 31, 2012 and changes for the periods then ended are as follows:

		Weighted
		Average
		Exercise
	Number	Price CAD)

Outstanding, August 31, 2011	3,028,999	$0.38
Granted	150,000	-
Expired	(757,286)	$0.42
Exercised	(100,000)	$0.24
Outstanding, August 31, 2012	2,321,713	$0.38
Granted	310,000	$0.65
Expired	(58,213)	$0.70
Outstanding, December 31, 2012	2,573,500	$0.41

The weighted average contractual life for the remaining options at December 31, 2012 is 2.8 (August 31, 2012 - 2.8) years.

During the year ended August 31, 2012, the Company raised $23,618 through the exercise of 100,000 share purchase options with $13,349 being reclassified from share based payments reserve to capital stock for the fair value of these options.

Share-based payments

Share-based payments of $167,656 (August 31, 2012 - $71,132) were recognized in the four months ended December 31, 2012 for stock options granted, and the vesting of options granted in the prior year.

KELSO TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
For the four months ended December 31, 2012 and the year ended August 31, 2012
(Expressed in US Dollars)

10.	CAPITAL STOCK (Continued)

	(b)	Stock options (Continued)

The fair value of stock options is determined using the Black-Scholes option pricing model with assumptions as follows:

	December 31,	August 31,
	2012	2012

Risk-free interest rate (average)	1.09%	1.09%
Estimated volatility (average)	154%	115%
Expected life	5 years	2.35 years
Expected dividend yield	-	-
Grant date fair value per option	$0.54	$0.39

Option pricing models require the use of highly subjective estimates and assumptions including the expected stock price volatility. Changes in the underlying assumptions can materially affect the fair value estimates.

(c)	Share purchase warrants

As at December 31, 2012 and August 31, 2012, the Company has share purchase warrants outstanding entitling the holders to acquire common shares as follows:

Exercise		Outstanding				Outstanding
Price	Expiry	August				December
	Date	31, 2012	Issued	Exercised	Expired	31, 2012

$0.80	September 18, 2014	-	997,500	-	-	997,500
CAD $2.10 *	October 31, 2014	1,059,029	-	-	-	1,059,029
CAD $0.35	December 22, 2012	2,370,000	-	2,335,000	35,000	-
CAD $0.70	July 25, 2013	1,000,000	-	-	-	1,000,000
		4,429,029	997,500	2,335,000	35,000	3,056,529

Exercise		Outstanding				Outstanding
Price	Expiry	August 31,				August 31,
(CAD)	Date	2011	Issued	Exercised	Expired	2012

$1.05 *	October 31, 2014	1,059,029	-	-	-	1,059,029
$0.18	May 25, 2012	2,182,500	-	2,182,500	-	-
$0.25	August 31, 2012	496,800	-	496,800	-	-
$0.35	December 22, 2012	3,244,000	-	874,000	-	2,370,000
$0.70	July 25, 2013	1,000,000	-	-	-	1,000,000

		7,982,329	-	3,553,300	-	4,429,029

*	Exercisable at $1.05 from October 31, 2011 until October 30, 2012, at $2.10 from October 31, 2012 until October 30, 2013, and at $5.25 from October 31, 2013 until October 30, 2014.

During the four months ended December 31, 2012, the Company raised $826,637 through the exercise of 2,335,000 share purchase warrants (August 31, 2012 - $818,341 through the exercise of 3,553,300 share purchase warrants).

KELSO TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
For the four months ended December 31, 2012 and the year ended August 31, 2012
(Expressed in US Dollars)

11.	RELATED PARTY TRANSACTIONS

Related party transactions not otherwise described in these consolidated financial statements are shown below. These amounts of key management compensation are included in the amounts shown on the consolidated statements of operations:

	Four months
	ended	Year ended
	December 31,	August 31,
	2012	2012
Management fees	$146,727	$392,490
Share-based payments *	$-	$17,071

*	Share-based payments consists of the key management portion of the fair value of options granted calculated using the Black-Scholes option pricing model.

As at December 31, 2012, amounts due to related parties, which are unsecured and have no interest or specified terms of payments, are $12,247 (August 31, 2012 - $16,362) for reimbursement of expenses to two directors of the Company. These amounts are due on demand.

12.	COMMITMENT

The Company is committed to making the following payments for base rent on its lab in Lisle, Illinois:

	2013	2014	Total

Lab rental cost	$27,916	$10,532	$38,448

13.	INCOME TAXES

As at December 31, 2012, the Company has accumulated non-capital losses for tax purposes in Canada of approximately $5,682,000 that may be carried forward to apply against future years' income for income tax purposes. The losses expire as follows:

2014	$165,000
2015	701,000
2026	502,000
2027	625,000
2028	704,000
2029	619,000
2030	130,000
2031	997,000
2032	1,239,000

$5,682,000

The Company has approximately $14,000 in non-capital losses in the US that may be applied against future taxable income (expiring in 2025 or later). Additionally, the Company has net capital losses of approximately $137,000 that can be applied against future net capital gains. These losses can be carried forward indefinitely.

KELSO TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
For the four months ended December 31, 2012 and the year ended August 31, 2012
(Expressed in US Dollars)

13.	INCOME TAXES (Continued)

Effective January 1, 2012, the Canadian federal corporate tax rate decreased from 16.5% to 15.0% and the British Columbia provincial tax decreased from 10.5% to 10.0%. The overall reduction in tax rates has resulted in a decrease in the Company’s statutory tax rate from 26.5% to 25.0%.

The tax effected items that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities at December 31 and August 31 are as follows:

	December 31,	August 31,
	2012	2012

Deferred income tax assets
Non-capital losses carried forward
Canada	$40,828	$36,778
Total deferred income tax assets	40,828	36,778

Deferred income tax liabilities
Deferred product costs	(29,483)	(29,483)
Cumulative eligible capital	(11,345)	(7,295)
Total deferred income tax liabilities	(40,828)	(36,778)

Net deferred income tax assets	$-	$-

Significant unrecognized tax benefits and unused tax losses for which no deferred tax asset is recognized as of December 31 and August 31 are as follows:

	December 31,	August 31,
	2012	2012

Non-capital losses carried forward
Canada	$5,377,804	$5,575,480
United States	13,639	13,639
Excess of undepreciated capital cost over carrying value of property and equipment	78,220	65,084
Excess of accumulated exploration expenditures over carrying value of mineral properties	144,352	144,912
Capital losses (Canada)	74,696	75,232
Share issue costs	177,208	168,172

Unrecognized deductible temporary differences	$5,865,919	$6,042,519

Income tax expense differs from the amount that would be computed by applying the Canadian statutory income tax rate of 25.0% (August 31, 2012 - 26.5%) to income before income taxes.

KELSO TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
For the four months ended December 31, 2012 and the year ended August 31, 2012
(Expressed in US Dollars)

13.	INCOME TAXES (Continued)

A reconciliation of income taxes at statutory rates with reported taxes is as follows:

	December 31,	August 31,
	2012	2012

Net income (loss) for period	$10,988	$(1,276,827)
Statutory income tax rate	25.0%	26.5%

Income tax (benefit) liability computed at statutory tax rate	2,747	(338,359)
Items not deductible for income tax purposes	41,914	18,850
Change in timing differences	(17,980)	22,455
Impact on foreign exchange on tax assets and liabilities	17,471	8,476
Effect of change in tax rate	-	17,615
Unused tax losses and tax offsets not recognized	(44,152)	270,963

Deferred income tax expense (recovery)	$-	$-

Represented by:
Current income tax	$28,634	$-
Deferred income tax	(28,634)	-

Deferred income tax expense (recovery)	$-	$-

14.	SUPPLEMENTAL CASH FLOW INFORMATION

	December 31,	August 31,
	2012	2012

Non-cash financing activities	$-	$-
Amortization of property and equipment allocated to cost of
goods sold	$14,507	$-
Amortization of property and equipment allocated to
inventory	$-	$2,792
Interest paid	$-	$-
Income taxes paid	$-	$-

15.	SIGNIFICANT CUSTOMERS

The following table represents sales to individual customers exceeding 10% of the Company’s annual revenues:

	December 31,		August 31,
	2012		2012

Customer A	$872,778		$1,281,314
Customer B	$1,558,429	$	n/a

Both Customers A and B are major US corporations, who have displayed a pattern of consistent timely payment of accounts owing.

KELSO TECHNOLOGIES INC.
Notes to Consolidated Financial Statements
For the four months ended December 31, 2012 and the year ended August 31, 2012
(Expressed in US Dollars)

16.	EVENTS AFTER THE REPORTING PERIOD

	(a)	The Company issued 999,000 common shares in settlement of warrants exercised for $353,846 received prior to December 31, 2012.

	(b)	The Company issued 90,000 common shares in settlement of warrants exercised at a price of $0.70 per warrant for gross proceeds of $63,000.